Exhibit 99.1

CONSENT TO REFERENCE IN

PROSPECTUS

October 28, 2022

CaliberCos Inc.

8901 E. Mountain View Rd. Ste. 150

Scottsdale, AZ, 85258

CaliberCos Inc. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the prospectus.

Sincerely,

/s/ William J. Gerber
William J. Gerber